Exhibit 15.1

May 23, 2017

Bristow Group Inc.

Houston, Texas

Re: Registration Statement No. 333-206535

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated August 4, 2016, November 3, 2016 and February 2, 2017 related to our review of interim financial statements.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Houston, Texas